Exhibit 99.1

UNWIRED PLANET ANNOUNCES REVERSE STOCK SPLIT AND STOCK REPURCHASE PROGRAM

LOS ALTOS, CA, December 10, 2015 – Unwired Planet Inc. (NASDAQ: UPIP) announced that at its Annual General Meeting of Stockholders held on December 4, the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation to effect a reverse split of the Company’s common stock, $0.001 par value per share, and authorized the Company’s Board of Directors to determine the ratio in a range of up to 1:20, and to determine the effective date of the reverse stock split. The reverse stock split proposal was approved by a vote of over 85.5% of the outstanding shares, and of the shares represented at the meeting, nearly 97% voted in favor of the proposal. The Company also announced that the Board of Directors authorized a program to repurchase up to five million shares (pre-split).

Reverse Stock Split of 1:12

The Board of Directors determined to fix the ratio for the reverse stock split at 1-for-12, with a record date to be January 5, 2016, and trading on a post-reverse split-adjusted basis on the NASDAQ Global Market to begin as of the opening of trading on January 6, 2016. The purpose of the reverse split is to raise the per share trading price of Unwired Planet’s common stock to regain compliance with the $1.00 per share minimum bid price requirement for continued listing on The Nasdaq Global Market. However, there can be no assurance this desired effect will occur or be maintained.

The common stock will continue to be reported on the Nasdaq Global Market under the symbol “UPIP” (although management expects Nasdaq to add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred). The common stock will have a new CUSIP number upon the reverse stock split becoming effective.

Upon the effectiveness of the reverse stock split, each 12 shares of the Company’s issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock, par value $0.001 per share. The reverse stock split will affect all issued and outstanding shares of the Company’s common stock, as well as common stock underlying the Company’s employee stock option plan and outside director plan, stock options, stock appreciation rights, restricted stock units, and restricted stock granted under restricted stock agreements outstanding immediately prior to the effectiveness of the reverse stock split. The reverse stock split will reduce the number of shares of the Company’s common stock currently outstanding from approximately 113 million to approximately 9.4 million. In addition, the number of authorized shares of the Company’s common stock was decreased from one billion to 350 million.

No fractional shares will be issued in connection with the reverse split. Stockholders who would otherwise hold a fractional share of the Company’s common stock will receive a cash payment in lieu of such fractional share based on each such holder’s pro rata share of the sale price of the fractional shares, which will be aggregated and sold at prevailing market prices by the Company’s exchange agent, Computershare, Inc., as soon as practicable after the effective date of the reverse stock split.

Stockholders with shares held in book-entry form or through a bank, broker or other nominee are not required to take any action and will see the impact of the reverse stock split reflected in their accounts after January 5, 2016. Beneficial holders may contact their bank, broker or nominee for more information. Stockholders with shares held in certificate form may exchange their stock certificates for book-entry shares representing the shares of common stock resulting from the reverse stock split. These stockholders will receive a Letter of Transmittal and instructions for exchanging their certificates from Computershare, Inc.

Stock Repurchase Program

Under the stock repurchase program, the Company may repurchase up to five million (pre-split) shares in open-market purchases in accordance with all applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. Due to applicable securities laws, the Company’s repurchase of shares will not begin until the Company’s trading window re-opens, which could be as early as late January 2016. The extent to which Unwired Planet repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements and other corporate considerations, as determined by Unwired Planet’s management team. The repurchase program may be suspended or discontinued at any time. The Company expects to finance the purchases with existing cash balances.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 28, 2015, a copy of which is available at www.sec.gov or at www.unwiredplanet.com under the SEC Documents tab located on the Investors page.

About Unwired Planet

Unwired Planet, Inc. (NASDAQ: UPIP) is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The company’s patent portfolio of approximately 2,500 issued and pending US and foreign patents, includes technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G, and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents related to key mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push notification technology, maps and location based services, mobile application stores, social networking, mobile gaming, and mobile search. Unwired Planet is headquartered in Los Altos, California. References in this release to Unwired Planet may be to Unwired Planet, Inc. or its subsidiaries.

Cautionary Note Regarding Forward Looking Statements

Any statements in this press release with respect to future events or expectations, including statements regarding the effective date of the reverse stock split, continued listing on The Nasdaq Global Market, and the implementation and any potential transactions under the stock repurchase program are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from those projected. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Unwired Planet assumes no obligation to update the forward-looking statements included in this press release. For a detailed discussion of these and other factors that may cause these forward looking statements not to come true, please refer to the risk factors discussed in Unwired Planet’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. These documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Unwired Planet’s website at www.unwiredplanet.com.